Exhibit 10.13

1 Tower Place, Suite 850 South San Francisco, CA 94080 Phone: (650) 392-0420

June 1, 2020

Brandon Hants

Via email

Dear Brandon:

This letter agreement (the “Agreement”) is entered into between you and Applied Molecular Transport Inc. (the “Company” or “we”), effective as of the effective date of the Company’s S-1 registration in connection with the initial public offering of the Company’s securities (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

You will continue to serve as the Company’s Vice President, Finance and Business Operations and report to the Company’s Chief Financial Officer. Your primary office will continue to be the Company’s office in South San Francisco, CA. Your annual base salary rate will be $295,000, less payroll deductions and all required withholdings, paid semi-monthly by pay period over the calendar year.

With respect to each calendar year during the term of your employment with the Company, you will be eligible to receive a cash bonus in a target amount of thirty percent (30%) of your base salary then in effect (the “Target Bonus”) based upon the Company’s achievement of annual performance objectives established by the Company’s board of directors or its authorized committee (in either case, the “Committee”), as determined by the Committee in its sole discretion. Unless determined otherwise by the Committee, to earn a Target Bonus, you must be employed with the Company through the end of the applicable calendar year and the date bonuses are generally paid to the Company’s other employees. Any Target Bonus earned shall be paid, less required withholdings, no later than March 15th of the calendar year following the year in which the Target Bonus is earned.

The Company provides all of its eligible employees with a benefits program, subject to the terms and conditions of the benefit plans. These benefits include medical, dental, vision, life insurance and long-term disability coverage, a pre-tax flexible spending plan for medical and dependent care expenses, and a 401(k) retirement savings plan. The Company also provides policies for holidays, vacation and sick time. The Company may from time to time, in its discretion, change benefits. Formal performance evaluations are typically conducted once a year.

Brandon Hants

June 1, 2020

You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee, in its sole discretion, will determine whether you will be granted any such equity awards and the terms of any such equity awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures. Your acceptance of the letter confirms the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with the Company (“Confidentiality Agreement”).

During your employment with the Company, you will devote substantially all your time, attention and skill to such duties, except during any paid vacation and other excused absence periods. Notwithstanding the foregoing, you may serve as an advisor or board member to organizations that are not competitors of the Company, as approved by the Committee; provided such activities are consistent with your duties under this letter and are not in violation of your obligations pursuant to this letter or your Confidentiality Agreement.

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By signing below, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed or other relationship that you have, in each case, that may restrict your activities on behalf of the Company in any manner as set forth in this letter.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. However, should your employment be involuntarily terminated by the Company you will be eligible to receive severance benefits pursuant to the Company’s Change in Control and Severance Policy (the “Policy”). The Policy and a participation agreement thereunder (the “Participation Agreement”) specify the severance payments and benefits you will become entitled to receive in connection with certain qualifying terminations of your employment with the Company. These protections supersede all other severance payments and benefits to which you otherwise may be entitled, or may become entitled in the future, under any plan, program or policy that the Company may have in effect from time to time. For purposes of clarification, any severance plans, programs, agreements or arrangements that may have applied to you before the Effective Date, except for the Policy, no longer will apply and you no longer will have any rights or entitlements under any such plans, programs, agreements or arrangements.

Brandon Hants

June 1, 2020

This letter, together with your Confidentiality Agreement, the Policy, the Participation Agreement, and any plans or agreements governing any outstanding stock options granted to you by the Company under its equity plans and the applicable stock option agreement thereunder, form the complete and exclusive statement of your agreement with the Company concerning this offer, and supersede any other representations or promises made to you by any party, whether oral or written. The terms of the letter cannot be changed other than by a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing.

This letter may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept the terms described above, please sign and date this letter and the Confidentiality Agreement, and return them to me as soon as possible.

[Signature Page Follows]

Brandon Hants

June 1, 2020

Sincerely,

/s/ Tahir Mahmood
Tahir Mahmood
Chief Executive Officer

Understood and Accepted:

/s/ Brandon Hants	June 1, 2020
Brandon Hants	Date